EXHIBIT 23.1

Independent Accountant’s Consent

The Board of Directors
Uranium Power Corporation

We consent to the incorporation by reference in the amended registration statement dated April 28, 2003 on Amendment No. 2 to Form S-8 of Uranium Power Corporation (An Exploration Stage Company) of our auditors’ report dated August 12, 2002 on the consolidated balance sheets of Uranium Power Corporation as at April 30, 2002 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the three years ended April 30, 2002, 2001 and 2000 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2002.

/s/ Smythe Ratcliffe

CHARTERED ACCOUNTANTS

Vancouver, Canada
April 29, 2003